Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS:	MEDIA CONTACT:
916-403-2755	Joseph Hansen, Pacific Ethanol, Inc.
866-508-4969	916-403-2123
InvestorRelations@pacificethanol.net	jhansen@pacificethanol.net

PACIFIC ETHANOL, INC. ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS

Highlights

•	Net sales up 74% over Q2 of 2007 and up 69% over the six months ended June 30, 2007
•	Gallons sold up 52% from Q2 of 2007 to 66.8 million gallons
•	Loss per diluted share of $0.23 for Q2 2008
•	EBITDA was negative $0.8 million for Q2 2008 and positive $11.7 million for the six months ended June 30, 2008
•	Replaced Kinergy’s line of credit with a new $40 million facility
•	Additional issuance of common stock, preferred stock and related warrants for $32.4 million in Q2
•	Stockton plant to be completed in current quarter

Sacramento, CA, August 11, 2008 – Pacific Ethanol, Inc. (NASDAQ GM: PEIX), the leading West Coast-based marketer and producer of ethanol, today announced its financial results for the quarter ended June 30, 2008.

Three Months Ended June 30, 2008

For the three months ended June 30, 2008, the Company reported net sales of $198.0 million, an increase of $84.2 million, or 74%, compared to $113.8 million for the same period in 2007. This increase in net sales is primarily due to a substantial increase in sales volume, coupled with higher average sales prices. The Company’s sales volume increased by 22.9 million gallons, or 52%, to 66.8 million gallons, compared to 43.9 million gallons for the same period in 2007. The Company’s average sales price of ethanol increased by $0.23 per gallon, or 10%, to $2.55 per gallon compared to an average sales price of $2.32 per gallon in the same period in 2007.

Average corn prices increased 67% for the three months ended June 30, 2008 as compared to the same period in 2007. Gross profit for the three months ended June 30, 2008 totaled $0.4 million compared to $11.1 million for the same period in 2007. The Company’s gross margin was 0.2% for the three months ended June 30, 2008 compared to 9.8% for the same period in 2007.

The Company’s net loss for the three months ended June 30, 2008 was $8.3 million compared to net income of $2.2 million for the same period in 2007. Loss available to common stockholders for the three months ended June 30, 2008 was $10.5 million compared to income available to common stockholders of $1.1 million for the same period in 2007. The Company reported loss per common share of $0.23 for the three months ended June 30, 2008 as compared to income per common share of $0.03 for the same period in 2007. The Company’s weighted-average number of diluted shares outstanding for the three months ended June 30, 2008 totaled 46.5 million.

During the second quarter, the Company raised $32.4 million in cash from sales of common and preferred stock and related warrants, bringing in additional working capital to operate its business in an environment of challenging commodity prices.

Six Months Ended June 30, 2008

For the six months ended June 30, 2008, the Company reported net sales of $359.5 million, an increase of $146.5 million, or 69%, compared to $213.0 million for the same period in 2007. This increase in net sales is primarily due to a substantial increase in sales volume, coupled with modestly higher average sales prices. The Company’s sales volume increased by 43.2 million gallons, or 52%, to 126.0 million gallons, compared to 82.8 million gallons for the same period in 2007. The Company’s average sales price of ethanol increased by $0.14 per gallon, or 6%, to $2.43 per gallon compared to an average sales price of $2.29 per gallon for the same period in 2007.

Average corn prices increased 64% for the six months ended June 30, 2008 as compared to the same period in 2007. Gross profit for the six months ended June 30, 2008 totaled $16.1 million compared to $26.5 million for the same period in 2007. The Company’s gross margin was 4.5% for the six months ended June 30, 2008 compared to 12.4% in the same period in 2007.

The Company’s net loss for the six months ended June 30, 2008 was $43.5 million compared to net income of $5.1 million for the same period in 2007. Loss available to common stockholders for the six months ended June 30, 2008 was $46.7 million compared to income of $3.0 million for the same period in 2007. The Company reported loss per common share of $1.08 for the six months ended June 30, 2008 as compared to income per common share of $0.08 for the same period in 2007. The Company’s weighted-average number of diluted shares outstanding for the six months ended June 30, 2008 totaled 43.3 million.

During the six months ended June 30, 2008, the Company completed its annual goodwill impairment test and as a result, the Company recorded a non-cash goodwill impairment of $87.0 million. Of this amount $48.4 million related to noncontrolling interests of the Company’s variable interest entity, resulting in net goodwill impairment of $38.6 million, which is included in the Company’s net loss for the six months ended June 30, 2008.

Neil Koehler, the Company’s President and CEO, commented, “We faced a challenging commodity environment this quarter and are disappointed with our net loss.  Despite these difficulties, we continue to execute on our plan to be a leading producer and marketer of ethanol with a differentiated strategy.  During the quarter, we continued to increase our sales through a combination of production and third party gallons, and we strengthened our balance sheet with $32.4 million in equity and a new $40.0 million credit facility.  We are nearing completion of our Stockton plant, which will accomplish our goal of 220 million gallons of annual operating capacity in 2008.  I am also pleased to announce that we have commenced marketing ethanol for Calgren Renewable Fuels, LLC, who we congratulate on the startup of their 55.0 million gallon per year plant located in Pixley, California.”

Reconciliation of EBITDA to Net Income (Loss)

This press release contains, and the Company’s conference call will include, references to unaudited earnings before interest, taxes, depreciation and amortization, including goodwill impairment (“EBITDA”), a financial measure that is not in accordance with generally accepted accounting procedures (“GAAP”). The table set forth below provides a reconciliation of EBITDA to net income (loss). Management believes that EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Additionally, management provides an EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis. EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Earnings Call
The Company will host a live conference call and webcast today at 10:00 AM EDT / 7:00 AM PDT. Neil Koehler, Chief Executive Officer, and Joseph Hansen, Chief Financial Officer, will host the call.

To listen to the conference call, United States callers may dial 866-700-7101. International callers may dial 617-213-8837. All callers should enter access code 47725694.

A link to the live audio webcast of the Company’s earnings conference call may be found on the Company’s website at www.pacificethanol.net.

Approximately one hour after the conclusion of the call, an audio replay of the call will be available. To listen to the replay, United States callers may dial 888-286-8010. International callers may dial 617-801-6888. All callers should enter access code 98592887. The replay will be available through August 25, 2008.

About Pacific Ethanol, Inc.
Pacific Ethanol is the largest West Coast-based marketer and producer of ethanol. Pacific Ethanol has ethanol plants in Madera, California; Boardman, Oregon; and Burley, Idaho and has an additional plant under construction in Stockton, California. Pacific Ethanol also owns a 42% interest in Front Range Energy, LLC which owns an ethanol plant in Windsor, Colorado. Central to Pacific Ethanol’s growth strategy is its destination business model, whereby each respective ethanol plant achieves lower process and transportation costs by servicing local markets for both fuel and feed. Pacific Ethanol’s goal is to achieve 220 million gallons per year of ethanol production capacity in 2008 and to increase total production capacity to 420 million gallons per year in 2010. In addition, Pacific Ethanol is working to identify and develop other renewable fuel technologies, such as cellulose-based ethanol production and bio-diesel.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of Pacific Ethanol to successfully and timely complete, in a cost-effective manner, construction of its remaining ethanol plant under construction; the ability of Pacific Ethanol to obtain all necessary financing to complete the construction of its other planned ethanol production facilities; the ability of Pacific Ethanol to timely complete its ethanol plant build-out program and to successfully capitalize on its internal growth initiatives; the ability of Pacific Ethanol to operate its plants at their planned production capacities; the price of ethanol relative to the price of gasoline; and the factors contained in the “Risk Factors” section of Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2008.

(tables follow)

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$197,974	$113,763	$359,509	$213,005
Cost of goods sold	197,531	102,642	343,408	186,543
Gross profit	443	11,121	16,101	26,462
Selling, general and administrative expenses	7,678	8,320	17,544	17,822
Goodwill impairment	─	─	87,047	─
Income (loss) from operations	(7,235)	2,801	(88,490)	8,640
Other income (expense), net	889	1,235	(1,410)	1,310
Income (loss) before noncontrolling interest in variable interest entity	(6,346)	4,036	(89,900)	9,950
Noncontrolling interest in variable interest entity	(1,987)	(1,880)	46,416	(4,819)
Net income (loss) before provision for income taxes	(8,333)	2,156	(43,484)	5,131
Provision for income taxes	─	─	─	─
Net income (loss)	$(8,333)	$2,156	$(43,484)	$5,131
Preferred stock dividends	$(1,388)	$(1,050)	$(2,489)	$(2,100)
Deemed dividend on preferred stock	$(761)	$ ─	$(761)	$ ─
Income (loss) available to common stockholders	$(10,482)	$1,106	$(46,734)	$3,031
Net income (loss) per share, basic	$(0.23)	$0.03	$(1.08)	$0.08
Net income (loss) per share, diluted	$(0.23)	$0.03	$(1.08)	$0.08
Weighted-average shares outstanding, basic	46,455	39,894	43,254	39,784
Weighted-average shares outstanding, diluted	46,455	40,273	43,254	40,256

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
ASSETS	2008	2007
	(unaudited)	*
Current Assets:
Cash and cash equivalents	$19,102	$5,707
Investments in marketable securities	7,555	19,353
Accounts receivable, net	35,804	28,034
Restricted cash	8,349	780
Inventories	38,486	18,540
Prepaid expenses	1,378	1,498
Prepaid inventory	5,474	3,038
Derivative instruments	147	1,613
Other current assets	3,779	3,630
Total current assets	120,074	82,193
Property and equipment, net	560,860	468,704
Other Assets:
Goodwill	--	88,168
Intangible assets, net	5,934	6,324
Other assets	9,125	6,211
Total other assets	15,059	100,703
Total Assets	$695,993	$651,600

*           Amounts derived from the audited financial statements for the year ended December 31, 2007.

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(in thousands, except par value)

	June 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2008	2007
	(unaudited)	*
Current Liabilities:
Accounts payable – trade	$17,622	$22,641
Accrued liabilities	9,633	8,526
Accounts payable and accrued liabilities – construction-related	47,128	55,203
Contract retentions	3,426	5,358
Other liabilities – related parties	255	900
Current portion – notes payable	43,800	11,098
Short-term note payable	3,000	6,000
Derivative instruments	10,240	10,353
Total current liabilities	135,104	120,079

Notes payable, net of current portion	194,614	151,188
Other liabilities	2,822	1,965
Total Liabilities	332,540	273,232
Commitments and Contingencies
Noncontrolling interest in variable interest entity	49,957	96,082
Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 and 5,316 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively Series B: 2,346 and 0 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	2	5
Common stock, $0.001 par value; 100,000 shares authorized; 57,878 and 40,606 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	58	41
Additional paid-in capital	477,382	402,932
Accumulated other comprehensive income (loss)	1,097	(2,383)
Accumulated deficit	(165,043)	(118,309)
Total stockholders’ equity	313,496	282,286
Total Liabilities and Stockholders’ Equity	$695,993	$651,600

*           Amounts derived from the audited financial statements for the year ended December 31, 2007.

Reconciliation of  EBITDA to Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands) (unaudited)	2008	2007	2008	2007
Net income (loss)	$(8,333)	$2,156	$(43,484)	$5,131
Adjustments:
Interest expense*	2,048	173	7,254	988
Interest income*	(80)	(1,532)	(205)	(3,205)
Income taxes	--	--	--	--
Goodwill impairment*	--	--	38,636	--
Depreciation and amortization expense*	5,607	2,683	9,478	5,367
Total adjustments	7,575	1,324	55,163	3,150

EBITDA	$(758)	$3,480	$11,679	$8,281
*  adjusted for non-controlling interest.

Commodity Price Performance

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2008	2007	2008	2007
Ethanol sales (million gallons)	66.8	43.9	126.0	82.8
Ethanol sales price per gallon	$2.55	$2.32	$2.43	$2.29
Delivered corn cost per bushel	$6.73	$4.23	$6.15	$3.90
Average basis	$0.75	$0.64	$0.76	$0.62
Corn cost – CBOT equivalent	$5.98	$3.59	$5.39	$3.28

Co-product return % (1)	21.7%	26.5%	23.4%	28.5%
Production commodity margin per gallon (2)	$0.49	$1.10	$0.64	$1.21

(1) Co-product revenue as a percentage of delivered cost of corn
(2) Ethanol sales price per gallon less net cost of corn (delivered cost of corn less co-product revenue)